JOINT VENTURE INKAI

Subsoil Use Contract

Amended and Restated as of November 30, 2017

[Note: This document has been prepared by Cameco and is an unofficial consolidation of the following documents:

(a)	The original contract dated July 13, 2000;

(b)	Amendment to the Contract No. 507 dated November 27, 2007;

(c)	Amendment No. 2 dated October 18, 2009;

(d)	Amendment No. 3 dated April 14, 2011;

(e)	Amendment No. 4 dated December 20, 2013;

(f)	Amendment No. 5 dated November 15, 2016; and

(g)	Amendment No. 6 dated November 30, 2017.]

AGENCY OF THE REPUBLIC OF KAZAKHSTAN

ON INVESTMENTS

CERTIFICATE

Of State Registration of Subsoil Use Contract

Astana	13 July 2000

Herewith, the Subsoil Use Contract, issued on the basis of Licenses Series AI #1370D and #1371D dated of 20 April 1999, has been registered.

The Subsoil Use Contract is entered into by

Agency of the Republic of Kazakhstan on Investments (a Competent Body) and

Limited Liability Partnership JV Inkai

For exploration and further extraction of uranium at Block #1, (#2) and #3 of the Inkai Deposit in the South-Kazakhstani Oblast of the Republic of Kazakhstan.

Type of Mineral: Uranium

Registration #507

Chairman of the Agency of the Republic of Kazakhstan on Investments	D. Kuanyshev

CONTRACT

for the Extraction of Uranium at Block No. 1 and the Exploration and Subsequent

Extraction of Uranium at Block No. 2 and Block No. 3 of the lnkai Deposit in the South

Kazakhstani Region Republic of Kazakhstan

in accordance with License Series AY 1370D (uranium) and License Series AY 1371D

(uranium) both dated April 20, 1999

between

the Republic of Kazakhstan as represented by the Agency for Investment

(Competent Organ)

and

Joint Venture Inkai Limited Liability Partnership (the Subsoil User)

City of Astana

Republic of Kazakhstan

July 13, 2000

RESOURCE USE CONTRACT

This Contract for the Extraction of Uranium at Block No. l and for the Exploration and subsequent Extraction of Uranium at Block No. 2 and Block No. 3, both of the Inkai Deposit in the Suzak region of the South Kazakhstani Oblast of the Republic of Kazakhstan, is entered into on July 13, 2000 between the Republic of Kazakhstan as represented by the State Agency for Investment (the “Competent Organ”) and the Kazakh-Canadian Joint Venture Inkai Limited Liability Partnership (the “Subsoil User”), which has been issued Licenses for Sub-soil Resource Use Series AY 1370D (uranium) and Series AY 1371D (uranium) both dated April 20, 1999.

RECITALS

1. In accordance with the Constitution of the Republic of Kazakhstan, the sub-soil and all Sub-soil Resources are in the ownership of the State.

2. The State wishes to rationally and effectively use Sub-soil Resources and to have exploration and mining operations conducted.

3. The Subsoil User wishes, and has the financial resources, to rationally and effectively conduct Exploration and Extraction and to subsequently export and market Ore Mineral in accordance with State law.

4. The Government has delegated to the Competent Organ the right to enter into and implement this Contract for the Exploration and Extraction of Ore Mineral in accordance with State law.

5. The Competent Organ and the Subsoil User agree that this Contract shall regulate their respective rights and obligations relating to the conduct of Exploration and Extraction on Block No. 1, Block No. 2 and Block No. 3 of the Deposit. The Competent Organ acknowledges that this Contract takes into account the investments made under the contract for use of Sub-soil Resources signed by Uranerzbergbau-GmbH (Germany) and the Ministry of Energy and Coal of the Republic of Kazakhstan on November 14, 1996 and that such investments shall be included in this Contract. Attached as Appendix 3 is a copy of the Subsoil User’s audited financial statements for prior years up to the year ending on December 31, 1999 that show the amount of the Subsoil User’s investment to that date and copies of certain Deeds of Transfer relevant to such audited financial statements, and attached as Appendices 5 and 6, respectively, are proof of payment of the US [REDACTED] dollar signing bonus and a copy of the data purchase agreement of February 28, 1997.

[NOTE: The dollar amount has been redacted from Recital 5.]

Now, therefore, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Defined terms used in this Contract are identified by capitalization of the initial letter and shall have the meanings set forth in this Article, the Resource Code (as hereinafter defined) and in other legislative acts regarding various kinds of natural resources and man-made mineral formations.

1.1 “Annual Programme for the Procurement of Goods, Work and Services” means a document prepared by the Subsoil User and determining the range and quantities of goods, works and services, and procurement methods and timing as planned by the Subsoil User for a calendar year.

1.2 “Block No. 1” means the area described by the geographical coordinates contained in paragraph 3 of License Series AY 1370D (uranium) dated April 20, 1999 a copy of which is attached as Appendix 1.

1.3 “Block No. 2 and Block No. 3” means the area described by the geographical coordinates contained in paragraph 3 of License Series AY 1371D (uranium) dated April 20, 1999 a copy of which is attached as Appendix 2.

1.4 “Commencement of Commercial Extraction” means that the Subsoil User has commenced commercial Extraction.

1.5 “Commercial Discovery” means a discovery on the Contract Territory of one or more new deposits of Ore Mineral that can be economically Extracted.

1.6 “Competent Authority” means the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan, which acts on behalf of the Republic of Kazakhstan with respect to the performance of the rights related to conclusion and performance of this Contract.

1.7 “Competent Organ” means the State Agency for Investments which is the agency of the Republic of Kazakhstan which has been delegated the authority to execute and implement this Contract.

1.8 “Contract” means this present Contract for the Extraction of Uranium at Block No. 1 and the Exploration and Extraction of Uranium at Block No. 2 and Block No. 3 of the Inkai Deposit entered into between the Competent Authority and the Subsoil User together with all attachments hereto.

1.9 “Contract Territory” means the area covered by Block No. 1, Block No. 2 and Block No. 3 and designated for Exploration and Extraction.

1.10 “Contract Year” means a period of twelve (12) consecutive months of the Gregorian Calendar; in the context of this Contract, it begins from the Effective Date of the Contract or any anniversary thereof.

1.11 “Contractor” means a Third Party who has entered into an agreement with the Subsoil User for the fulfilment of any part of the Subsoil User’s work obligations under this Contract.

1.12 “Date of Confirmation of Reserves” means the date that the authorized State Organ approves the reserves for a Commercial Discovery.

1.13 “Deposit” means the Inkai deposit located in the Suzak region of the South Kazakhstani Oblast of the Republic of Kazakhstan which contains a natural accumulation of Ore Mineral capable of industrial development under existing technical and economic conditions.

1.14 “Effective Date” or “Effective Date of the Contract” means the date of registration of this Contract as set forth in Article 3.1.

1.15 “Exploration” means prospecting for, and assessment of, Ore Mineral Deposits in accordance with the terms of this Contract.

1.16 “Extraction” means the entire scope of works associated with uranium extraction from underground to surface in the form of uranium-bearing pregnant solution.

1.17 “Extraction Primary Cost” means disbursements defined in the international financial reporting standards and the State law on accounting and directly associated with extraction of mineral resources from underground to the day surface.

1.18 “Fiscal Year” means each period of twelve (12) consecutive months starting January 1 and ending December 31.

1.19 “Geological Concession” means the document attached to License Series AY 1371D (uranium) dated April 20, 1999 a copy of which is attached as Appendix 2 which defines the geographical boundaries of the provided Sub-soil Resource block designated for Exploration activities permitted by such License.

1.20 “Goods of Kazakhstan Origin” means goods with certificate of origin issued for internal circulation as the evidence that its origin is the Republic of Kazakhstan.

1.21 “Government” means the Government of the Republic of Kazakhstan.

1.22 “Investors” means Cameco Corporation of Canada and its affiliates and subsidiaries, and NAC “KazAtomProm” (Kazakhstan) who have registered the Subsoil User for the joint development of the Deposit, and “Investor” means either Cameco Corporation of Canada and its affiliates or NAC “KazAtomProm”.

1.23 “Kazakhstan Content in Goods” means a percentage of the local materials cost and the costs incurred by the manufacturer of goods to process the goods in the territory of the Republic of Kazakhstan, in the final cost of goods.

1.24 “Kazakhstan Content in Personnel” means a number of Kazakhstan personnel in percentage to the total number of personnel involved to perform under a contract, with a breakdown by each category of workers and clerks.

1.25 “Kazakhstan Content in Work (Service)” means the aggregate total cost portion of the Kazakhstan content in goods used to perform the work, in the price of an agreement and/or in remuneration of employees who are citizens of the Republic of Kazakhstan, in the payroll of the work (service) supplier under a Contractor agreement or a service contract, less the cost of goods used to perform the work and prices of subcontractor agreements.

1.26 “Kazakhstan Manufacturer of Goods” means citizens of the Republic of Kazakhstan and/or legal entities of the Republic of Kazakhstan that manufacture goods of Kazakhstan origin.

1.27 “Kazakhstan Supplier of Work and Services” means citizens of the Republic of Kazakhstan and/or legal entities established in accordance with laws of the Republic of Kazakhstan located within the territory of the Republic of Kazakhstan and engage no less than ninety-five percent of citizens of the Republic of Kazakhstan of the total staff.

1.28 “Licensed Work” means all work in accordance with this Contract.

1.29 “Licenses” means License Series AY 1370D (uranium) and License Series AY 1371D (uranium) both issued on 20 April 1999 to the Subsoil User by the Government of the Republic of Kazakhstan which Licenses authorize the Subsoil User to conduct Extraction of Uranium at Block No. 1 and Exploration and subsequent Extraction of Uranium at Block No. 2 and Block No. 3, and includes any amendments to or reissues of such Licenses and “License” means either one of such Licenses. Copies of the Licenses are attached as Appendices 1 and 2.

1.30 “Mineral Raw Materials” means uranium extracted from underground to the day surface in the form of Pregnant Solutions excluding uranium brought back to underground with leaching sulfuric acid solutions.

1.31 “Mining Allotment” means the appendix to this Contract which is an integral part of this Contract and which defines, both graphically and descriptively, the subsurface blocks at which the Subsoil User has the right to conduct Extraction.

1.32 “Mining Concession” means the document attached to License Series AY 1370D (uranium) dated April 20, 1999 a copy of which is attached as Appendix 1 which defines the geographical boundaries of the provided Sub-soil Resource block designated for Extraction activities permitted by such License.

1.33 “Nuclear Non-proliferation Agreement” means the “Treaty on the Non-proliferation of Nuclear Weapons” signed in Geneva on July 1, 1968 and to which the Republic of Kazakhstan became a party on December 13, 1993.

1.34 “Operations” means work related to Exploration or Extraction of Ore Mineral conducted on the Contract Territory in accordance with this Contract.

1.35 “Ore Mineral” means uranium contained underground and suitable for use in the material production.

1.36 “Parties” means the participants in this Contract in accordance with State law and Party means either one of the Parties.

1.37 “Pregnant Solution” means a process solution, which is generated by the interaction of sulfuric acid solution with the specific acid concentration (working solution) and the ore leached and extracted (pumped out) to day surface and containing uranium.

1.38 “Register of Goods, Work and Services Employed for Subsurface Operations” means a statement information system established to control and monitor the procurement of goods, works and services used in subsurface operations, as well as electronic procurement and listing of goods, works and services employed for subsurface use operations.

1.39 “Resource Code” means the Presidential Decree “On Sub-soil Resources and the Use of Sub-soil Resources” having the force of law No. 2828 dated 27 January 1996 as amended up to the date of the signing of this Contract.

1.40 “State” or “Republic” means the Republic of Kazakhstan and any successor thereto.

1.41 “State Organ” means a central executive body of the Republic of Kazakhstan competent to fulfil certain functions on behalf of the State.

1.42 “Sub-soil Resources” means that portion of the earth’s crust located below the top layer of soil or, in the absence of soil, below the earth’s surface or a water bed, extending to a depth accessible for the conduct of Operations subject to scientific and technological capabilities and, in the context of this Contract, includes all Ore Mineral found within the geological zones described in paragraphs 2 and 3 of each License.

1.43 “Subsoil User” means Joint Venture Inkai Limited Liability Partnership founded by Cameco Corporation and NAC “KazAtomProm” having signed this Contract with the Competent Authority and having the right to conduct Operations.

1.44 “Tax Code” means the Code of the Republic of Kazakhstan enacted by the Law of the Republic of Kazakhstan No. 99-IV dated 10 December 2008 – On Taxes and Other Obligatory Payments to the Budget (the Tax Code).

1.45 “Tax Legislation” means the Tax Code as amended and other legislative and regulatory documents to be adopted under the Tax Code.

1.46 “Third Party” means any legal or physical person other than the Competent Authority, the Subsoil User or the Investors.

1.47 “Work Program” means the plans for Operations attached as Appendix 4 which the Subsoil User shall have the right to conduct in accordance with the Resource Code.

Article 2

PURPOSE OF THIS CONTRACT

2.1 The purpose of this Contract is to determine the contractual relationship between the Competent Authority and the Subsoil User, in accordance with State law in effect as of the Effective Date, concerning the conduct of Operations.

Article 3

TERM OF THIS CONTRACT

3.1 This Contract shall come into effect on the date of its registration with the appropriate State Organ and shall be valid during the period specified in paragraph 4 of the Licenses.

Notwithstanding the first paragraph of this Clause 3.1, after the expiry the terms of the Licenses, the term of the Contract shall be valid until 13.07.2045.

3.2 The term of this Contract may be extended in accordance with the Legislation of the Republic of Kazakhstan.

3.3 Upon extension of the term of this Contract, the terms hereof may be changed by written agreement of the Parties, if such changes are not less favorable to the Subsoil User than the terms and conditions set forth herein and if such changes do not touch upon the balance of the economic interests of the Parties.

Article 4

CONTRACT TERRITORY

4.1 The Subsoil User shall conduct Exploration and Extraction within the boundaries of the Contract Territory in accordance with this Contract.

4.2 Should it be discovered during Exploration and/or Extraction that the geographical boundaries of the Deposit are outside the Contract Territory, then the question of widening the Contract Territory shall be decided by means of amending this Contract without any tender.

4.3 Re-establishment of 100% of contracted territory occupied by Sites No. 2 and 3, except for the area for which Mining Allotment will be granted, shall be carried out upon completion of exploration activities.

A part of the Contract Territory at Block No. 2 and Block No. 3 of 407 square kilometres with balance reserves C1 + C2 [REDACTED] metric tons of uranium as of 02.01.2017 are subject for return. Herewith the Contract Territory, within which Subsoil User conducts Extraction is 139 square kilometres with balance reserves C1 + C2 [REDACTED] metric tons of uranium as of 02.01.2017, for which the Mining Allotment was granted (Appendix No. 2 to Amendment No. 6 which replaces Appendix No. 10 to the Contract).

[NOTE: The amounts have been redacted from Section 4.3.]

4.4 The Subsoil User shall be reimbursed for costs incurred by it for the Commercial Discovery in respect of the reserves subject to return under the split-up balance sheet approved by SRC protocol. The above costs shall be reimbursed in accordance with Article 60.5.3, Article 60.13 and Article 61.2 of Law No. 291-IV of the Republic of Kazakhstan “On Subsoil and Subsoil Use”, effective as of the date of registration of Amendment No. 6.

The reimbursement shall be made by a lump sum payment of the full amount of such costs, subject to inflation determined on the basis of the official statistical information of the Authorized body for state statistics.

The period for reimbursement of such costs shall be established by the Competent Authority under Article 60.5.3 of Law No. 291-IV of the Republic of Kazakhstan “On Subsoil and Subsoil Use”, effective as of the date of registration of Amendment No. 6.

Article 5

OWNERSHIP RIGHTS RELATING TO PROPERTY AND INFORMATION;

EXPROPRIATION

5.1 All physical and non-physical assets acquired by the Subsoil User for the conduct of Operations shall be and remain the property of the Subsoil User.

5.2 Mineral raw materials containing Ore Mineral extracted during Operations and products of processing of these materials within the Contract Territory on the terms of the agreements to be entered by the Subsoil User for processing of its production by the enterprises located outside the Contract Territory (including foreign companies) are the property of the Subsoil User, having the right to be in charge and to enter into civic-legal agreements in accordance with Article 62 of the Resource Code.

5.3 The ownership rights specified in the Article 5.1 of this Contract may be pledged or otherwise encumbered in favour of Third Parties in order to provide financing for Operations in accordance with State laws.

5.4 Information relating to the geological structure of the Sub-soil Resources such as data on Sub-soil Resources, geological parameters of the Deposit, the amount of Ore Mineral reserves, the development conditions as well as other peculiarities of the Sub-soil Resources contained in the geological reports, maps and other materials shall be the property of the State if obtained as the result of budgetary allocations, and shall be the property of the Subsoil User if obtained at the Subsoil User’s expense.

5.5 The Competent Authority acknowledges that the Subsoil User purchased in February 1997 all of the geological data from the Ministry of Geology and the Protection of Sub-soil Resources of the Republic of Kazakhstan relating to the Deposit and thereby fulfilled all obligations regarding payment for the State’s geological information and data.

5.6 The Subsoil User shall, free of charge and in conformance with established standards, give geological and other information on the Sub-soil Resources acquired during Operations to the State Organ authorized to supervise mineral use and protection for storing, systematisation and summary.

5.7 Use of geological information relating to the Sub-soil Resources for educational, scientific, commercial and other purposes which has been obtained at the Subsoil User’s expense and delivered in accordance with Article 5.6 of this Contract shall be determined by a separate agreement between the Subsoil User and the State Organ authorized to supervise mineral use and protection which agreement shall provide for the continued confidentiality of such information until the date of expiration of this Contract.

5.8 Upon the termination of this Contract, all geological information shall become the property of the State. The Subsoil User shall be obligated to transfer free of charge to the State Organ authorized to supervise mineral use and protection all documents and other materials relating to geological information, including primary materials.

5.9 [REDACTED]

5.9.1 [REDACTED]

5.9.2 [REDACTED]

[NOTE: Provisions dealing with expropriation and corresponding compensation details have been redacted from Section 5.9.]

Article 6

RIGHT OF THE STATE TO REQUISITION OR ACQUIRE

6.1 In the event of war, civil disorder or other events contemplated under State law relating to emergency situations, the State has the right to requisition part or all of the Sub-soil Resources belonging to the Subsoil User. Requisition may be conducted in a quantity necessary for State needs during the duration of such emergency situation. The State guarantees compensation for requisitioned Sub-soil Resources based on world market prices as of the date of requisition but, in any event, no less than the amount that the Subsoil User would have been able to sell the requisitioned Sub-soil Resources to its third party customers.

6.2 The State has a right of first refusal to acquire up to one percent (1%) of the Subsoil User’s estimated annual production of uranium from the Deposit. Notice of intent to exercise such right shall be given to the Subsoil User in writing by an authorized State Organ not less than ninety (90) days prior to the Contract Year in which the State wishes to exercise such right. Such notice shall contain all information reasonably necessary for the Subsoil User to comply with the request, including, without limitation, identification of the quantity of uranium to be acquired, the manner of and timing of acquisition, the means of transportation and the place of delivery. The price per kilogram for uranium so requisitioned by the State shall be as agreed to by the Subsoil User and the State but no higher than the average price per kilogram of uranium obtained by the Subsoil User in the Year immediately prior to the Year in which the State exercises its right of requisition. All transportation, insurance and other costs connected with any such acquisition shall be paid by the State in accordance with the general practices for uranium sale and purchase agreements.

Article 6-1

KAZAKHSTAN CONTENT

6-1-1 The content percentage of Kazakhstan personnel involved into this Contract performance shall amount to minimum 100% (hundred percent) of workers, minimum 70% (seventy percent) of technical and engineering employees, and minimum 60% (sixty percent) of management staff for the entire Contract life. Foreign personnel content shall decrease by years as compulsory education programs are completed and qualification degree of Kazakhstan personnel increases.

6-1-2 Kazakhstan original percentage in relation to goods and equipment purchased by the Subsoil User shall be 40% (forty percent) in average of total price of goods and equipment required for the Contract performance. It shall be required to use equipment, material and end products manufactured in the Republic of Kazakhstan in case of those compliance with the legislation of the Republic of Kazakhstan on technical regulations.

6-1-3 Kazakhstan original percentage in relation to works and services purchased by the Subsoil User shall amount to 90% (ninety percent) as minimum of total price of works and services required for the Contract performance. It shall be required to involve Kazakhstan companies to perform works and provide services during the subsoil use operations including utilization of air, railway, sea/river and other transportations in case these services comply with the standards, price and quality of similar services provided to non-residents of the Republic of Kazakhstan.

6-1-4 The Contractor shall pay penalties and fines as required by the legislation for non-fulfillment of obligations related to Kazakhstan content.

Article 7

GENERAL RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1 The Subsoil User shall have the following rights:

7.1.1 to conduct Operations on the Contract Territory on an exclusive basis;

7.1.2 to independently perform any legally permissible activities relating to Sub-soil Resource use on the Contract Territory in accordance with the conditions set forth in this Contract;

7.1.3 to use the results of its activities in its own discretion;

7.1.4 to independently and on an exclusive basis undertake any activity related to Operations within the Contract Territory, and to receive mining concessions and all other permissions required for Operations;

7.1.5 to import and export assets, equipment, technology and other materials necessary for the conduct of Operations and to export Ore Mineral produced as a result of Extraction in accordance with this Contract and State law;

7.1.6 to freely make both inside the State, in the State currency, and outside of the State, in freely convertible hard currency, all transfers of funds related to Operations and investment activity under this Contract, including, without limitation: capital investments, profits, dividends, capital gains, operating income, income from the sale of assets or liquidation of investments, interest income, payments for management services and technological assistance, income from the sale of property, compensation and reimbursement paid in respect of any loss or damage, payments arising out of contractual obligations, including payments relating to loans made by Parties or other lenders, all on condition that all taxes and other mandatory payments to the State permitted by this Contract are made in accordance with State law and international treaties to which the State is a party;

7.1.7 to receive and retain currency of other states, including currency received from the sale of Ore Mineral, in bank accounts inside and outside of the State in accordance with State laws;

7.1.8 to open and retain hard currency accounts outside the State in one or more reputable financial institutions, where it is possible to keep funds generated by sales of Ore Mineral, funds for repayment of loans and other funds. Such accounts can be used to transfer funds stipulated in Article 7.1.7 of this Contract in accordance with State laws;

7.1.9 to independently establish the price for the Ore Mineral the Subsoil User sells;

7.1.10 to market and export Ore Mineral resulting from Extraction to any jurisdiction that adheres to the Nuclear Non-proliferation Agreement if export to such jurisdiction is not prohibited by:

(a) an international treaty to which the State is a party; or

(b) a State law relating to national security interests,

provided that such treaty or State law is applied to all other producers in the uranium industry on a non-discriminatory basis;

7.1.11 to build on the Contract Territory and, if necessary, on other land allocated to the Subsoil User in accordance with State law, facilities for industrial and social use, which are required for the normal course of Operations, and also to use infrastructure free of charge (except infrastructure for which the payment of a fee is generally applicable), including roads and means of communication, by agreement with the owners of such means of communication if owned by individual owners, both within the Contract Territory and outside its boundaries, all in accordance with State laws;

7.1.12 upon agreement with owners thereof, to use public facilities both within and outside of the Contract Territory to store product waste from Operations in accordance with methods and standards stipulated by State law and to use any transport routes or transportation means to arrange for shipment to and from the Contract Territory, in accordance with standards and rules for transportation of dangerous cargo, without the collection of additional fees other than those generally applicable, and to obtain an uninterrupted supply of energy (heat and electricity) under commercially competitive prices in accordance with anti-monopoly State laws;

7.1.13 in accordance with State laws and all applicable international conventions, treaties and agreements entered into by the State and valid on the Effective Date, and under the control of the authorized State Organ, to export, by any routes and modes of transportation, uranium produced from Operations;

7.1.14 if uranium import quotas are imposed by any jurisdiction, to receive from the authorized State Organs a share of any such import quotas equal to the Subsoil User’s percentage contribution to the aggregate annual production of uranium by Kazakhstan for the five (5) years immediately preceding the year in which such import quota is imposed, but in any event no less than [REDACTED] percent;

[NOTE: The percentage has been redacted from Section 7.1.14.]

7.1.15 in accordance with State laws regarding currency and banking regulations, to open and use bank accounts outside the borders of the State for purposes of receiving and holding sales revenues; provided that the Subsoil User may freely and without paying any commissions other than those which are generally applicable, receive and make payments in foreign currency into and out of the State. Financial transactions within the State territory shall be concluded in the national currency of the State;

7.1.16 to maintain the Subsoil User’s books, accounts and all financial statements in accordance with internationally accepted accounting standards applicable to the mining industry. The Parties recognise that the books, accounts and financial statements of the Subsoil User shall be maintained in both the national currencies of the State and the United States of America, and may be prepared in accordance with both the applicable laws of the State and internationally accepted accounting standards;

7.1.17 to involve Contractors in carrying out Operations;

7.1.18 to assign all or part of its rights to Third Parties in accordance with State laws and Article 23 of this Contract;

7.1.19 to terminate the Subsoil User’s business activities in accordance with the terms of this Contract and State laws;

7.1.20 in the event of termination of this Contract, to have the right to independently use, dispose of, and distribute property owned by the Subsoil User in accordance with State laws including bankruptcy legislation;

7.1.21 to exercise any other rights set forth in the Resource Code or other State laws, or this Contract; and

7.1.22 to have the right to export uranium on the same terms and conditions as any other Kazakhstani producer in the uranium industry, and to receive all licenses, permissions, approvals and consents necessary for export of uranium on the same terms and conditions as any other Kazakhstani producer in the uranium industry. The Competent Authority will assist the Subsoil User in obtaining all licenses, permissions, approvals and consents necessary for export of uranium on a timely basis.

7.2 The Subsoil User shall have the following obligations:

7.2.1 to begin the Work Program after State registration of this Contract in accordance with this Contract;

7.2.2 to select the most effective and commercially acceptable methods and technologies to conduct Exploration and Extraction based on accepted standards of world practice and the geological and other characteristics of the Deposit;

7.2.3 to use the Contract Territory only for the purpose of Exploration and Extraction as set forth in this Contract;

7.2.4 to conduct Extraction on Block No. 1 in strict accordance with State law and the Work Program attached as Appendix 4, and to conduct Exploration and Extraction on Block No. 2 and Block No. 3 in strict accordance with State law and the Work Program attached as Appendix 4.

7.2.5 not to hinder other persons from free movement within the Contract Territory, from using public infrastructure and communications facilities, or from conducting any types of work, including Exploration and Extraction of Sub-soil Resources other than Ore Mineral, unless such other activities interfere with special safety or environmental considerations related to Extraction or interfere with Operations;

7.2.6 to observe established technological norms in the conduct of Operations, as such norms relate to the safety of its personnel and the population;

7.2.7 on a mandatory basis to use equipment, material and prepared products made in the State, to the extent they are in accordance with standards and other requirements established by a tender conducted in the State in a manner determined by the Government provided, however, that if any such equipment, material or prepared products are not available within the State, the Subsoil User may obtain such equipment, material or prepared products from foreign organizations with the permission of an authorized State Organ;

7.2.8 on a mandatory basis to employ Kazakhstani enterprises and organizations for the performance of work and services during the conduct of Operations, including the use of air, rail, water and other forms of transport, if such work and services are in accordance with standards and other requirements established by a tender conducted in the State in a manner determined by the Government provided, however, that if such types of work or services are not available in the State, to use the services of foreign organizations with the permission of an authorized State Organ;

7.2.9 the Subsoil User is obliged to finance, during the exploration and (or) mining period, the education, training and retraining of the employees who are the Kazakhstani nationals involved in the execution of this Contract and/or education of Kazakhstani nationals to the list of specialties approved by a competent authority to the amount of at least USD [REDACTED] per year at the exchange rate of the National Bank of the RK as of the date of the fulfillment of the obligation.

[NOTE: The dollar amount has been redacted from Section 7.2.9.]

Should the amount of money spent on the training commitment as of the end of any year be in excess of the amount prescribed by this clause, the excessive amount will be offset against the training commitment of future periods and accounted as the cost of the period against which it has been offset.

The fulfillment of the training commitment specified herein is the cost actually incurred by the Subsoil User to finance the training and retraining of Kazakhstani nationals, including procurement of goods, works and services to the list provided by the local executive authority of an oblast, city of the republican status or the capital and approved by the competent authority, with the purpose of improving material and technical facilities of the institutions of the respective oblast, city of the republican status or the capital which train specialists in the field directly related to the subsoil use; or the cost incurred to finance the professional training and retraining of personnel in own training (educational) centers of the Subsoil User;

7.2.10 to submit information on the implementation of the Work Program to the Competent Authority as required by State law;

7.2.11 to annually submit reports on expenditure of the funds for education, indicating the enlisting students’ names, educational programs, educational institutions, and the periods for education. The Subsoil User and the Competent Authority agree that money which is spent by the Subsoil User on grants to legal and physical persons for purposes of training shall be counted towards the financing required for training Kazakhstani specialists;

7.2.12 to enable free access to required documents, information and places of work for controlling bodies of the State in the performance of their duties and to timely rectify all violations detected by them;

7.2.13 to pay taxes and duties described in Article 14 in a timely fashion in accordance with State laws and this Contract;

7.2.14 to preserve objects of cultural and historical importance located in the Contract Territory during Operations;

7.2.15 to forecast long-term environmental impacts caused by Operations and to submit such forecasts to the Competent Authority and the State Organs responsible for protection of the environment not later than one (1) year prior to the expiration of this Contract;

7.2.16 to rehabilitate any land and other natural objects within the boundaries of the Mining Allotment after termination of Operations and to perform conservation and decommissioning of the mine site and related facilities and restoration of lands affected by Operations in accordance with the Work Program, feasibility study, design plan and State laws;

7.2.17 to mitigate damage to the environment, personnel, other enterprises, or the population, caused by Operations to the extent compatible with conducting Operations;

7.2.18 throughout the contract period, the Subsoil User will make annual contributions for social and economical development of the region and its infrastructure to the amount net less than USD [REDACTED] and not more than USD [REDACTED] at the exchange rate of the National Bank of the RK as of the date of the fulfillment of the obligation, paid to the budget of the local executive authority according to the budgetary classification code 206114 “Subsoil user contributions for social and economical development of the region and its infrastructure” as per the Uniform Budgetary Classification approved by the order no. 403 of the Minister of Finance of the Republic of Kazakhstan dd. September 18, 2014 (registered with the Ministry of Justice of the Republic of Kazakhstan under no. 9756 on September 26, 2014);

With effect from 2019, the Subsoil User will make annual contributions for social and economic development of the region and its infrastructure in the amount not less than USD [REDACTED] but not more than USD [REDACTED] at the exchange rate of the National Bank of the RK as of the date of fulfillment of the obligation.

[NOTE: The dollar amounts have been redacted from Section 7.2.18.]

7.2.19 perform the pilot production at Block 3 in 2012-2014;

7.2.20 make the mining feasibility study and the report including reserve estimation in 2014-2015;

7.2.21 before the end of 2011, commence going even with the Exploration Programme for 2009 and beginning of 2010;

7.2.22 every year and not later than February 1 of the procurement plan year, submit the Goods, Work and Service Procurement Programme for the oncoming year to the Competent Authority according to the forms and procedures approved by the Government of the Republic of Kazakhstan;

7.2.23 every quarter but not later than the 15th of the month next to the reported period, submit the Goods, Work and Service Procurement and Kazakhstan Content in Personnel Fulfillment Reports to the Competent Authority according to the forms and procedures approved by the Government of the Republic of Kazakhstan;

7.2.24 every year and not later than February 1, submit the Medium-Term and Long-Term Procurement Programme for Goods, Work and Services for the future years to the Competent Authority according to the forms and procedures approved by the Government of the Republic of Kazakhstan;

7.2.25 every quarter but not later than the 15th of the month next to the reported period, submit to the Competent Authority, according to the forms and procedures approved by the Government of the Republic of Kazakhstan, the Cost Reports for training, advance training and refresher training of personnel who are the Kazakhstan citizens and who are involved into the Contract fulfillment or the Kazakhstan citizens training according to the list of disciplines approved by the Competent Authority;

7.2.26 obtain registration in the Register of goods, work and services employed for subsurface operations and related manufacturers/suppliers;

7.2.27 in case any amendments are made to the Annual Goods, Work and Service Procurement Programme, submit to the Competent Authority the information of such amendments within five business days according to the forms and procedures approved by the Government of the Republic of Kazakhstan; and

7.2.28 to finance research and development, scientific and engineering, design and experimental works performed by Kazakh producers of goods, works and services in the amount equal to at least [REDACTED] percent of the total annual revenue from contractual operations annually.

[NOTE: The percentage has been redacted in Section 7.2.28.]

7.3 The Competent Authority shall have the following obligations:

7.3.1 to assist the Subsoil User in implementing all of the Subsoil User’s rights set forth in Article 7.1 of this Contract;

7.3.2 to execute and implement this Contract in the manner and under the conditions contemplated by State laws;

7.3.3 to submit to the Government proposals on revocation of this Contract, in the event of non-fulfilment of Contract conditions by the Subsoil User, or the amendment of such conditions;

7.3.4 to assist the Subsoil User in acquiring the right to use land in accordance with this Contract;

7.3.5 to assist the Subsoil User in obtaining all authorizations required to conduct Exploration and Extraction;

7.3.6 to ensure that the regulations, procedures, State laws and reporting requirements applicable to the Subsoil User shall not differ from those required at the other uranium mining production centres operating now or in the future in the State.

7.4 The Competent Authority shall have the following rights:

7.4.1 to represent the State in negotiations with the Subsoil User under the terms of this Contract, to sign this Contract, and to present this Contract for State registration;

7.4.2 to make proposals to the Government to amend the conditions of this Contract during the course of implementation of this Contract;

7.4.3 to reasonably demand from the Subsoil User periodic and selective reports on fulfilment of the terms of this Contract;

7.4.4 to inspect the conduct of Operations by the Subsoil User, including documentation of the Subsoil User related to the activities under this Contract;

7.4.5 to have access to any job sites within the Contract Territory related to Operations within the limits of its competence and in accordance with State laws; and

7.4.6 to verify the Subsoil User’s compliance with the terms of this Contract, and to have its representatives present during the conduct of Operations.

Article 8

WORK PROGRAM

8.1 The Work Program to the Contract shall be attached as Appendix No. 1 to Amendment No. 6 – Work Program to Contract No. 507 dated July 13, 2000 for the Extraction of Uranium at Block No. 1 and the Exploration and Subsequent Extraction of Uranium at Block No. 2 and Block No. 3 of the Inkai Deposit in the South Kazakhstan Region Republic of Kazakhstan (which, with effect from 2017, shall replace the current Appendix No. 4 to the Contract).

8.2 The Work Program has been prepared on the basis of the “Preliminary Technical and Economic Evaluation” by the Subsoil User and studies and the expert evaluation of the reserves of the Deposit.

8.3 Obligations of the Subsoil User in respect of minimum expenditures under the Work Programs as set forth in this Contract commence at the Effective Date.

8.4 The Contractor’s annual production volume shall be 2,000 mTU per year effective 2012.

With effect from 2017, the annual production volume shall increase according to the Work Program with 4,000 tonnes of uranium per year to be achieved in 2019 and subsequent years based on extension and modernization of production and processing works in accordance with Clauses 71.4(2) and 71.4(3) of Law No 291-IV of the Republic of Kazakhstan “On Subsoil and Subsoil Use”, in accordance with “Minutes of the meeting regarding modernization of current production and processing complex of JV Inkai in connection with extension of the contract term until 13 July 2045” dated 29 November 2017, as well as approved project documents.

Article 9.1

PERIOD OF EXTRACTION

9.1.1 The Subsoil User shall have the exclusive right to conduct Extraction within the Mining Allotment until July 13, 2045.

9.1.2 The Subsoil User shall commence work on Block No. 1 in accordance with paragraph 4 of License No. AY 1370D (uranium) dated April 20, 1999.

9.1.3 In the event of a Commercial Discovery on Block No. 2 and Block No. 3 and if the Subsoil User makes a decision to start Extraction, the Subsoil User shall be granted the exclusive right for Extraction for a period of twenty-five (25) consecutive years after the approval of the work program related to Extraction by the Competent Authority and any extension of such term in accordance with the provisions of Article 3.

9.1.4 The Subsoil User’s annual production output shall be 1,500 mTU starting from 2010.

With effect from 2017, the annual production volume shall increase according to the Work Program with 4,000 tonnes of uranium per year to be achieved in 2019 and subsequent years.

9.1.5 The Subsoil User shall have the right to carry out exploration within the area of subsoil identified by the Mining Allotment in accordance with Article 33.4 of Law No 291-IV of the Republic of Kazakhstan “On Subsoil and Subsoil Use”, effective as of the date of registration of Amendment No. 6.

Article 9.2

PERIOD OF EXPLORATION

9.2.1 The Subsoil User is granted the exclusive right to conduct Exploration on Block No. 2 and Block No. 3 under License No. AY 1371D (uranium) issued April 20, 1999 for eight (8) continuous years until 13.07.08, with provision of extension for two (2) years. Such eight (8) year period can be extended for a period of up to two (2) years by mutual agreement of the Parties and the Government in accordance with the Resource Code. Prior to any extension, the Parties shall first define the remaining portion of the Contract Territory under License No. AY 1371D (uranium) and shall make appropriate amendments to the Work Program.

9.2.2 The Subsoil User is granted the exclusive right for Exploration at Block 3 for the period until July 13, 2018, taking into consideration the extension of appraisal period for 3 (three) years.

9.2.3 The Subsoil User shall commence work on Block No. 2 and Block No. 3 in accordance with paragraph 4 of License No. AY 1371D (uranium) dated April 20, 1999.

9.2.4 Upon completion of the period for Exploration, and any extensions thereof under Article 9.2.1, Block No. 2 and Block No. 3 shall be returned other than those areas having a Commercial Discovery. The return of Block No. 2 and Block No. 3 shall occur together with the delivery of materials on the Subsoil User’s Exploration work conducted thereon in the form set forth under applicable regulations.

9.2.5 The Subsoil User shall, in accordance with this Contract, define the portions of Block No. 2 and Block No. 3 to be returned and give notice thereof to the Competent Authority no later than thirty (30) days prior to each such return. In the event that the Subsoil User shall conclude that there will be no Commercial Discovery anywhere on Block No. 2 and Block No. 3, then the Subsoil User shall have the right to return the entire area prior to the expiration of the Exploration period, and shall have no obligation to make any expenditures after the date of such return; provided that the Subsoil User shall comply with all requirements of State law relating to environmental protection and the safety of personnel and population and reclamation requirements on Block No. 2 and Block No. 3.

9.2.6 Returned portions of the Contract Territory shall comply with all requirements of State law concerning the protection of natural resources. The Subsoil User shall, at its own expense, rehabilitate returned territory and other natural objects damaged by Operations so that such territory and other natural objects can be used for the same purposes they were used for prior to the commencement of Exploration Operations.

Article 9.3

COMMERCIAL DISCOVERY

9.3.1 If the Subsoil User discovers a deposit of Ore Mineral in the course of conducting Exploration on Block No. 2 and/or Block No. 3 that, in the judgement of the Subsoil User, is a potential Commercial Discovery, then the Subsoil User shall promptly so inform the Competent Authority, and shall no later than twelve (12) months after giving such written notice to the Competent Authority prepare a work program for estimating the reserves of such potential Commercial Discovery and obtaining additional information necessary to evaluate the economic viability of such potential Commercial Discovery.

9.3.2 No later than eighteen (18) months after the completion of Exploration for a potential Commercial Discovery, the Subsoil User shall prepare, within the context of the Work Programs, a feasibility study on the development of such potential Commercial Discovery. Each such feasibility study shall assess the value of the economically recoverable Ore Mineral reserves in the ground for Extraction and then be presented to the Competent Authority.

9.3.3 The authorized State Organ shall ensure State evaluation of the Subsoil User’s feasibility study for a potential Commercial Discovery based on publicly available market prices for Kazakhstan uranium at the time of such evaluation.

9.3.4 In the event of a Commercial Discovery on Block No. 2 or Block No. 3, the Subsoil User shall have an exclusive right to conduct Extraction upon satisfaction of all conditions set forth in License No. AY 1371D (uranium) dated April 20, 1999.

Article 10

ACCOUNTING CONTROL

10.1 The Subsoil User shall maintain accounting records for Operations under this Contract, and shall preserve such accounting documentation for the term indicated by State laws.

10.2 The Subsoil User shall submit financial reports regarding Operations to the Competent Authority in accordance with procedures established by State laws.

10.3 The Subsoil User shall submit financial and statistical reports on its activities to State Organs at such intervals and in such manner as set forth in State law.

10.4 The Subsoil User shall submit the state statistical reports in accordance with Form No. 1-LKU (report on performance of license and contract conditions) for combined operations under Blocks 1 and 2 (Extraction) without separation of volumes, and separately for Block 3.

Article 11

MEASURING

11.1 Measuring and weighing of Ore Mineral extracted on the Contract Territory shall be conducted by the Subsoil User in accordance with methods and practice applicable in the State.

11.2 Every six (6) months, the Subsoil User shall, with the participation of representatives of the Competent Authority, conduct tests of the equipment and metres used for weighing and measuring Ore Mineral.

11.3 If in the course of such tests or examination it appears the equipment or measuring devices have defects and in such case if it is impossible to determine the date when such defect occurred, the duration of such defect shall be determined as half of the period from the preceding inspection to the time the defect was discovered.

11.4 In the event that the Subsoil User considers it necessary to introduce changes to the measuring methods or to replace existing measuring equipment, then the Subsoil User shall notify the Competent

Authority of this fact no later than thirty (30) days prior to such introduction in order to give sufficient time for representatives of the Competent Authority to be present at such changes or replacement.

Article 12

IMPLEMENTATION OF CONTRACTORS’ WORK

12.1 Upon request of the Competent Authority, the Subsoil User shall submit annual plans of sub-contract work and other information related to such work in accordance with State law.

12.2 On a mandatory basis, the Subsoil User shall use equipment, material and prepared products made in the State, to the extent they are in accordance with standards and other requirements established by a tender conducted in the State in a manner determined by the Government provided, however, that if any such equipment, material or prepared products are not available within the State, the Subsoil User may obtain such equipment, material or prepared products from foreign organizations with the permission of an authorized State Organ.

12.3 On a mandatory basis, the Subsoil User shall employ Kazakhstani enterprises and organizations for the performance of work and services during the conduct of Operations, including the use of air, rail, water and other forms of transport, if such work and services are in accordance with standards and other requirements established by a tender conducted in the State in a manner determined by the Government provided, however, that if such types of work or services are not available in the State, the Subsoil User may use the services of foreign organizations with the permission of an authorized State Organ.

12.4 The Subsoil User shall have the right to determine the standards and other requirements for any such tenders with respect to the technical qualities of goods and services, prices, work parameters and delivery terms, subject to the Work Programs approved by the Competent Authority.

12.5 The Subsoil User shall be responsible for the implementation of contracts in accordance with the laws of the State.

Article 13

FINANCE

13.1 The Subsoil User shall be responsible for financing the costs of Operations.

13.2 The Subsoil User may freely receive loans in any currency in the State and outside the State in order to finance the Subsoil User’s activities provided that such loans do not violate State law.

13.3 The Subsoil User may maintain bank accounts both in the national currency of the State and in foreign currency in banks within the State and in banks outside of the State, in order to implement the terms of this Contract and to receive funds which represent receipts and revenue under the terms of this Contract.

13.4 Payments made to the State pursuant to this Contract shall be made in a manner determined by State law.

13.5 The Subsoil User shall make hard currency transactions in accordance with State law relating to the control of hard currency.

Article 14

TAXATION

14.1 Subsoil User shall pay taxes and other obligatory payments to the budget in compliance with the Tax legislation in effect on the date when such payment obligations arise.

14.1.1 Signature Bonus

The Subsoil User paid a signature bonus in the amount of $[REDACTED] US dollars.

14.1.2 Past Costs

The past costs incurred by the State for geological survey of the Contract Area in the amount of $[REDACTED] US dollars shall be paid by the Subsoil User to the budget as follows:

•	the Subsoil User has already paid for the use of the geological information which is [REDACTED] of the above-mentioned amount, i.e. $[REDACTED] US dollars, as provided for in clause 1.4 of the Contract for Geological Information Purchase dated 28.02.1997,

•	the amount of $[REDACTED] US dollars has been paid by the Subsoil User in 2008 in quarterly installments by $[REDACTED] US dollars each as stipulated in clause 14.2.5.4.1,

•	the Subsoil User undertakes to pay the remaining amount of $[REDACTED] US dollars as required by Tax Legislation.

[NOTE: The dollar amounts and percentages have been redacted from Section 14.1.]

14.2 Custom Duties

The Subsoil User shall pay customs duties as required by the Customs Legislation of the Republic of Kazakhstan effective on the date of the customs declaration receipt.

14.3 Transfer Pricing

Governmental authorities monitoring transfer pricing shall have a right to adjust taxation objects in compliance with laws on legislative and governmental monitoring of transfer pricing.

14.4 Retirement Insurance, Social Payments

The Subsoil User shall withhold and transfer to the Pension Fund obligatory pension contributions of its employees in compliance with the law on retirement insurance and shall be responsible for complete calculation and timely payment of social taxes to the State Social Security Fund in compliance with the law on obligatory social security, all in effect on the date when such obligations arise.

14.5 Penal Sanctions

14.5.1 Penal sanctions for violation of the Tax legislation shall be applied in accordance with the law in effect on the date when such violation was committed.

14.5.2 Penal sanctions for violation of non-tax payments shall be applied at the rates established by the legislation effective on the date when such violation was committed.

Article 15

ACCOUNTING PROCEDURE

15.1 The Subsoil User shall maintain complete and precise accounting records of all its revenues and expenditures related to the implementation of this Contract in accordance with the standards for accounting procedures established by State law.

15.2 All accounting books and accounting reports of the Subsoil User shall be accessible to inspection by the Competent Authority and other State Organs in accordance with their authority as determined by State law.

Article 16

INSURANCE

16.1 Within one hundred twenty days (120) after the Effective Date, the Subsoil User shall prepare and present to the Competent Authority for its approval, an insurance program on all risks, property and other material connected with Operations. Such insurance shall be established in accordance with State law and take into account international standards and practices. The types of insurance policies and the policy limits of such insurance policies shall be at the discretion of the Subsoil User in accordance with State law.

16.2 Insurance is envisaged for property risks and liability risks connected with the following:

16.2.1 transportation and storage of freight delivered to the areas where Operations are conducted;

16.2.2 property of the Subsoil User used for Operations, including rented or leased property;

16.2.3 general civil and legal liability relating to Third Parties; and

16.2.4 legal liability for environmental damage to Third Parties.

16.3 The Subsoil User shall be obligated to provide insurance coverage for its employees in accordance with State laws.

16.4 The Subsoil User shall select insurance companies at its own discretion in accordance with State laws.

Article 17

LIQUIDATION, LIQUIDATION FUND

17.1 Six (6) months prior to the expiration of the term of this Contract, the Subsoil User shall submit to the Competent Authority for confirmation by the Competent Authority a program for the reclamation and decommissioning of the effects of Operations under this Contract, including expenditures required for such reclamation and decommissioning.

17.2 Reclamation, decommissioning and conservation activities shall be conducted in accordance with the procedures established by the Government. Liquidation and conservation of the technological,

monitoring, controlling and other wells shall be maintained in accordance with rules and norms of personnel safety and mineral protection.

17.3 The reclamation and decommissioning plan shall provide for the removal or decommissioning of structures and equipment used during the course of Operations of the Subsoil User on the Contract Territory.

17.4 Contributions to the reclamation fund established under Article 17.7 and other charges for reclamation and decommissioning made by the Subsoil User shall be included in the cost of Exploration and Extraction.

17.5 If the actual reclamation and decommissioning costs shall be less than the amount contributed per Article 17.7, the remaining amounts shall be included in taxable income of the Subsoil User.

17.6 If the State chooses, at its own risk, to continue the use of all or part of the structures which were returned to it by the Subsoil User upon the expiration of this Contract, then in such case the Subsoil User shall not have any obligation with respect to the implementation of the reclamation and decommissioning plan.

17.7 The Subsoil User shall establish a fund (the “Reclamation Fund”) to secure the Subsoil User’s reclamation and decommissioning obligations under this Contract. The Subsoil User shall open an account with a reputable bank of its choosing to hold contributions to the Reclamation Fund. Contributions to the Reclamation Fund shall be made in US dollars. Withdrawals from the Reclamation Fund shall require the authorization of the Subsoil User and the Competent Authority.

Contributions to the Reclamation Fund shall be made annually within thirty (30) days following the end of each Fiscal Year after the Commencement of Commercial Extraction. The Subsoil User’s annual contribution to the Reclamation Fund shall be:

(a) for each of the first five annual contributions, [REDACTED] percent of the Subsoil User’s gross revenues for the preceding Fiscal Year;

(b) for each of the next fifteen annual contributions, [REDACTED] percent of the Subsoil User’s gross revenues for the preceding Fiscal Year; and

(c) for each of the remaining annual contributions, [REDACTED] percent of the Resource Use’s gross revenues for the preceding Fiscal Year.

[NOTE: The percentages have been redacted from Section 17.7.]

The Subsoil User may deduct from each annual contribution to the Reclamation Fund the sum of its actual expenditures on reclamation and decommissioning activities for the preceding Fiscal Year and any interest earned on the Reclamation Fund and not previously deducted. The Subsoil User shall have no obligation to make contributions to the Reclamation Fund once the amount of the Reclamation Fund is US five hundred thousand (US $500,000) dollars or greater. Interest earned on the Reclamation Fund once the amount of the Reclamation Fund is US five hundred thousand (US $500,000) dollars or greater shall be released to the Subsoil User to support ongoing reclamation work.

The Parties acknowledge that they will consider the feasibility of securing the Subsoil User’s reclamation and decommissioning obligations by means of a letter of credit or similar financial instrument.

Article 18

ENVIRONMENTAL PROTECTION

18.1 During the implementation of this Contract the Subsoil User shall comply with State laws relating to Sub-soil Resources and environment protection and shall take all necessary measures in order to:

18.1.1 protect the life and health of the local population from the consequences of Operations;

18.1.2 ensure rational use of Sub-soil Resources;

18.1.3 retain natural landscapes and the biological diversity of the environment, and re-cultivate damaged soils and other geomorphologic structures; and

18.1.4 maintain the surface of the Contract Territory in order to prevent, to the extent possible, earthquakes, landslides, floods and soil subsidence.

18.2 During the conduct of Operations the Subsoil User shall, as a priority, observe the following:

18.2.1 Preservation of natural resources (subject to the conduct of Operations) which include:

(a) prevention of land from man-made desolation;

(b) prevention of water and wind erosion of soil;

(c) isolation of absorption to freshwater levels in order to prevent contamination;

(d) compliance with other requirements in accordance with environmental legislation;

(e) establishment of a Sanitary-Protection Zone (“SPZ”) in accordance with the sanitary classification and estimates of the airborne contaminant dispersion and estimated extent of the contaminant plume in groundwater of the upper aquifer at the end of the operations of the ISL wellfield;

(f) proper establishment of the SPZ; and

(g) maintaining on the border of the SPZ of surface contamination levels not exceeding maximum allowed limits for settlement with consideration of the baseline level.

18.2.2 The Subsoil User shall:

(a) ensure full preliminary geological study of Sub-soil Resources in order to reliably estimate size and structure of reserves of Ore Mineral of the Deposit;

(b) ensure rational use of Sub-soil Resources at all stages of Exploration and Extraction;

(c) ensure full economic recovery of Ore Mineral in accordance with the Work Program;

(d) protect Sub-soil Resources from floods, fires, explosions, collapse of overlying bedrock, and other uncontrolled factors which would lower the quality of the Deposit or render its exploitation and refinement more complicated;

(e) prevent pollution of Sub-soil Resources during the conduct of Exploration and Extraction;

(f) observe the provisions of Article 27 hereof relating to suspension or cessation of Exploration and Extraction, and of Article 17 relating to liquidation;

(g) ensure ecological requirements in respect of the storage and disposal of industrial and ordinary waste in order to prevent them from contaminating surface or ground water;

(h) ensure full Extraction of economically recoverable reserves of Ore Mineral; and

(i) keep records of Ore Mineral extracted and left in the ground, as well as processing products and industrial waste in the course of development of the Deposit.

The Subsoil User shall ensure the completeness and authenticity of hydro-geological, environmental, engineering-geological and technological studies of the Contract Territory in accordance with the Work Programs, which has been agreed to with an authorized State Organ.

18.3 The necessary environmental prerequisite for the start of Operations shall be the issuance of a positive conclusion by State ecological expertise concerning the design plan documents, and the completion of analysis of the environmental impact stipulating the issuance of permits for the use of natural resources.

18.4 The Subsoil User shall obtain permission to use natural resources from the State environmental protection organ prior to beginning Operations under this Contract. The Subsoil User shall not be liable and the Government hereby awards and presents the Subsoil User with immunity, in respect of any claim, lawsuit, liability, loss, cost or expense relative to, or arising with respect to, or in connection with, any environmental, health or safety liabilities existing at, under or near the Contract Territory:

18.4.1 prior to the effective date of the Resource Use Contract signed by Uranerzbergbau-GmbH on November 14, 1996; or

18.4.2 at any time if not resulting from Operations by the Subsoil User.

Environmental, health, or safety liabilities existing prior to the Effective Date will be documented prior to the commencement of commercial Extraction by means of an environmental assessment to be included in the technical design plan.

18.5 The Subsoil User shall monitor Sub-soil Resources and the condition of the environment in order to study the environmental impact caused by the activities under this Contract, and shall take timely measures to remedy any material negative effects. Data in respect of operational monitoring and reports regarding environmental impact shall be submitted to the authorized environmental protection State Organs.

18.6 The Subsoil User shall rectify any material negative environmental effects caused by its activities on the Contract Territory, carry out any necessary rehabilitation, and provide compensation for any material environmental damage in accordance with 18.4 and Article 17.

18.7 Authorized State Organs shall exercise control over compliance with the Resource Code and environmental legislation.

18.8 After this Contract has expired or upon a staged return of the Contract Territory, the Subsoil User shall return the Contract Territory in a condition acceptable for its designated use as of the Effective Date in accordance with State law. The Competent Authority agrees that the designated use of the Contract Territory as of the Effective Date was mining for Ore Mineral and other Sub-soil Resources, and grazing for livestock such as horses, camels, cattle and sheep.

18.9 The Subsoil User undertakes the responsibility not to damage any archaeological, historical or religious objects or natural parks of the State in existence as of the Effective Date, as well as any necropolis in the Contract Territory.

18.10 The Parties intend that the Subsoil User shall take into account environmental and safety issues and make every reasonable effort to prevent contamination and damage to the environment, reservoirs, underground water, soil, flora and fauna in accordance with contemporary international mining practices.

18.11 The Subsoil User shall fully inform the public regarding the environmental condition of the Contract Territory and any changes as a result of Operations.

Article 19

SAFETY OF PERSONNEL AND GENERAL POPULATION

19.1 The Subsoil User shall enforce observance of safety rules and standards set out in State law, as well as take appropriate measures to prevent and remedy work-related accidents and failures, and to satisfy sanitation standards and regulations during Operations.

19.2 Exploration and Extraction is prohibited if there is any danger to life or health of people caused by Operations.

19.3 State control over compliance by the Subsoil User with safety regulations and industrial sanitation standards during Exploration and Extraction shall be exercised by specially authorized State Organs.

19.4 The primary safety requirements of Exploration and Extraction are as follows:

19.4.1 employment of specially trained personnel having relevant qualifications, and mine management personnel having appropriate background;

19.4.2 provision of special safety clothes and equipment for personal and collective safety;

19.4.3 use of machinery, equipment and materials that meet safety and sanitation requirements;

19.4.4 keeping account of appropriate storage and consumption of explosives and blasting devices and equipment, and their proper and safe use;

19.4.5 implementation of geological, mine surveying and other observations and studies necessary to ensure a technological cycle and predict dangerous situations;

19.4.6 timely updating of technical documents and plans for liquidating the consequences of any accident, and providing clearly defined boundaries of safe work zones;

19.4.7 compliance with all requirements of the design plan on development of the Deposit;

19.4.8 maintaining sanitary, anti-epidemiological measures in order to prevent occupational diseases;

19.4.9 creating working conditions favorable for employee’s health;

19.4.10 arranging for preliminary and periodical medical supervisions of employees operating in a difficult and unfavorable conditions of human health;

19.4.11 arranging for a lab and technical control of the state of working parameters at work places;

19.4.12 providing good quality drinking water for the employees in standard quantities;

19.4.13 providing to the employees a full range of all sanitary additional rooms (lockers, showers, etc.) in accordance with the existing norms;

19.4.14 providing a radiation safety; and

19.4.15 prior to the start of Operations the appropriate design plan of Operations shall be agreed with local authorities of State sanitary and epidemiological supervision.

19.5 In the event of any direct threat to life and health of the Subsoil User’s personnel and/or the local population, responsible officers of the Subsoil User shall immediately cease Operations, ensure the evacuation of personnel to a safe place and inform the Competent Authority and the local executive authorities about such threat.

19.6 Implementing of all technical work under this Contract related to Exploration and Extraction of Ore Mineral at the Inkai Deposit shall be made only in accordance with design plans approved by the State Organs of Mining and Technical Supervision of the Agency of the Republic of Kazakhstan on Emergency Situations.

Article 20

OBLIGATIONS OF THE PARTIES FOR BREACH OF CONTRACT TERMS

20.1 For violations of the terms and conditions of this Contract, the Parties shall bear responsibility as established by State laws.

20.2 The Subsoil User will pay a fine for failure to fulfill or improper fulfillment of the following obligations thereof:

(a) Failure to meet the local content of GWS obligation – [REDACTED] of the amount of non-fulfilled obligation of the period;

(b) Failure to meet the local content of workforce obligation – [REDACTED] monthly calculation indexes (MCI) as established by the RK law “On the republican budget” effective as of the 1st of January of the respective year;

(c) For non-execution of financial liabilities in the amount of [REDACTED] from the sum of non-executed liability for the reporting period, in terms of social payments.

[NOTE: The amounts of the penalties have been redacted.]

However, should the actual costs incurred by the Subsoil User be lower than those taken into account when this Contract was signed, the working program and design documents were approved, due to the change in market prices or for any other reason beyond control of the Subsoil User, yet the physical scope of Subsoil User’s commitments under this Contract, the working program and design documents has been fulfilled in full, such decrease in the actual costs of the Subsoil User shall not be deemed a breach of this Contract and may not be used as grounds for early unilateral termination of this Contract.

Article 21

FORCE MAJEURE

21.1 Neither of the Parties hereto shall bear responsibility for non-fulfilment or improper fulfilment of any of its obligations under this Contract if such non-fulfilment or improper fulfilment is caused by Force Majeure circumstances.

21.2 Force Majeure circumstances include any events which are beyond the control of the Parties including without limitation, the following: civil and political disturbances; war; terrorism; revolution or rebellion; natural disaster; strike; embargo; fire; explosion; flood; severe or unusual weather conditions during which it is impossible to conduct Operations and any other circumstances which are beyond the control of the Parties; provided that the Competent Authority shall not be entitled to claim Force Majeure with respect to any act, failure to act or delay in acting by the Government or any State Organ or State-owned enterprise which prevents the Competent Authority from fulfilling its obligations hereunder.

21.3 Any Party subject to Force Majeure circumstances shall notify the other Party thereof as soon as possible by sending written notice which shall indicate the commencement date thereof and describe such Force Majeure circumstances.

21.4 In the event of any Force Majeure, the Parties shall, within a reasonable period of time, hold a meeting for the purpose of finding an acceptable solution to the situation, and each shall use their best efforts to minimise the effects of such circumstances.

21.5 If in the event of any Force Majeure, work under this Contract is fully or partially suspended, then the period of time planned for completion of such work shall be extended by the period during which the Force Majeure circumstances continue.

Article 22

CONFIDENTIALITY

22.1 Information which is received or acquired by a Party as part of the process of implementing this Contract shall be considered confidential. A Party may use such information in preparing any reports required by State law; however, the State Organ reviewing the report will be informed that the report contains confidential information.

22.2 A Party shall not have the right to disclose confidential information to Third Parties without the consent of the disclosing party, except as follows:

22.2.1 if such information is used as part of a judicial proceedings or its disclosure is required for purposes of complying with stock exchange rules; or

22.2.2 if such information is disclosed to Third Parties offering services to the Subsoil User, provided that such Third Parties become obligated to consider such information as confidential and use such information in a manner determined by the Parties and for such time as determined by the Parties; or

22.2.3 if such information is disclosed to a bank or other financial institution from which the Subsoil User is obtaining finance, provided that such bank or other financial institution becomes obligated to consider such information as confidential and use such information only in relation to such financing.

22.3 The Parties agree that confidentiality of all information which is received or acquired by a Party as part of the process of implementing this Contract shall be observed until the date shown in Article 3.1 hereof if the disclosing party has indicated that it is confidential.

Article 23

ASSIGNMENT OF RIGHTS AND OBLIGATIONS

23.1 Assignment of rights and obligations under this Contract to any Third Party (other than to subsidiaries of the Subsoil User) by the Subsoil User shall be permitted only upon the written consent of the Competent Authority which shall not be unreasonably withheld; provided that the Subsoil User without the consent of the Competent Authority may assign, pledge, mortgage or otherwise encumber its rights hereunder to or in favor of a bank, lender or other financial institution if the Subsoil User considers it necessary to do so in connection with the financing of Operations and such financing is used solely for purposes of Operations.

23.2 Expenses incurred by the Subsoil User in connection with any assignment of rights and obligations hereunder shall be borne by the Subsoil User and shall not be reimbursed by the State.

23.3 The Subsoil User and any Third Party to which the Subsoil User assigns its rights and obligations hereunder shall have joint liability hereunder so long as the Subsoil User continues to have any direct or indirect interest in this Contract.

Article 24

GOVERNING LAW

24.1 The Parties shall comply with State laws in exercising their respective rights and performing their respective obligations under this Contract. The interpretation and effect of this Contract shall be governed by the laws of the State.

Article 25

RESOLUTIONS OF DISPUTES

25.1 The Parties shall make every effort to settle any dispute or disagreement which may arise in connection with the execution or interpretation of any of the provisions of this Contract by negotiation. The Parties recognize that State laws in regards to the interpretation of commercial contracts are still developing. In recognition of this the Parties agree to reference international standards of contract interpretation in any such negotiations.

25.2 [REDACTED]

25.3 [REDACTED]

25.4 [REDACTED]

25.5 [REDACTED]

[NOTE: The dispute resolution mechanism and corresponding details have been redacted from Article 25.]

Article 26

GUARANTEE OF CONTRACT STABILITY

26.1 [REDACTED]

26.2 [REDACTED]

26.3 [REDACTED]

[NOTE: Provisions dealing with contract stability have been redacted from Sections 26.1, 26.2 and 26.3]

26.4 The State guarantees to the Subsoil User that during the entire term of this Contract the Subsoil User shall have the right to engage in free private enterprise activity and to ensure the protection and support of such activity including, without limitation, the inviolability of property rights, the right to independently set prices for Ore Mineral, the protection of commercial secrets, and the right to be free of unlawful interference with its business activity, all in accordance with the Law of the Republic of Kazakhstan on the Protection and Support of Private Enterprise.

Article 27

CONDITIONS FOR CONTRACT TERMINATION

AND SUSPENSION

27.1 Suspension of this Contract

27.1.1 The Competent Authority or the State agency authorized with respect to the use and protection of Sub-soil Resources has the right to require the suspension of Exploration or Extraction for a period of up to six (6) months if the Subsoil User:

(a) engages in activity not contemplated under this Contract or violates the terms of this Contract; or

(b) engages in activity not contemplated under the Work Program; or

(c) in the course of its activities systematically violates State law relating to environmental protection or work safety,

provided, however, that if the cause of such proposed suspension relates to Articles 27.1.1(a) or (b), then the Competent Authority or the State agency authorized with respect to the use and protection of Sub-soil Resources shall give the Subsoil User prior written notice of such cause and a reasonable period in which to cure such cause prior to requiring suspension of Operations.

27.1.2 If Operations are suspended, the Competent Authority or the State agency authorized with respect to the use and protection of Sub-soil Resources shall give the Subsoil User written notice thereof stating the cause for such suspension in reasonable detail and establishing a reasonable period for the Subsoil User to cure such cause.

27.1.3 The Competent Authority or the State agency authorized with respect to the use and protection of Sub-soil Resources shall give the Subsoil User written notice upon the curing of any cause for suspension of Operations.

27.2 Termination of this Contract

27.2.1 The Competent Authority has the right to terminate this Contract upon the occurrence and continuation of any of the following:

(a) the failure of the Subsoil User to cure the cause of any suspension of this Contract under Article 27.1 hereof within the time period established therefor;

(b) the failure of the Subsoil User to commence Operations within the time period established under this Contract;

(c) if it is impossible to cure a cause for suspension relating to a threat to human life or to the environment;

(d) if the Subsoil User materially violates this Contract or the Work Program;

(e) if the Subsoil User is adjudged a bankrupt by a court of competent jurisdiction, unless the Subsoil User’s right to use Sub-soil Resources under this Contract has been pledged in accordance with the Resource Code;

(f) upon the early termination of the Licenses in accordance with this Contract and the legislation of the State;

(g) in the event of interruption by the Subsoil User of Operations planned in the Work Program for a period of more than ninety (90) days excluding interruptions caused by events of Force Majeure and/or due to planned shutdowns for economic reasons with a prior written notice to the Competent Authority.

provided, however, that if the cause of such proposed termination relates to Articles 27.2.1(b), (d), (e) or (g), then the Competent Authority shall give the Subsoil User prior written notice of such cause and a reasonable period in which to cure such cause prior to adopting any decision to terminate this Contract.

27.2.2 The Competent Authority has the right, prior to adopting any decision concerning the termination of this Contract, to require the Subsoil User to cease the conduct of Operations by means of written notice to the Subsoil User.

27.3 Invalidity of this Contract

27.3.1 This Contract may be declared invalid based solely on a judicial determination in accordance with State law.

27.4 If the Competent Authority decides and is entitled to terminate this Contract in accordance with Article 27.2, then this Contract shall be terminated within ninety (90) days after receipt by the Subsoil User of written notice from the Competent Authority advising the Subsoil User of the termination of this Contract.

27.5 Termination of this Contract in accordance with this Article 27 shall not relieve the Parties from any obligations in existence as of the date of receipt by the Subsoil User of the written notice of termination from the Competent Authority. Any disputes between the Parties regarding the termination of this Contract and the consequences thereof shall be resolved in accordance with Article 25 of this Contract.

Article 28

LANGUAGE OF THE CONTRACT

28.1 The text of this Contract shall be in the English, Russian and State languages and each version shall have equal legal force. In the event of any inconsistency or conflict involving the provisions of this Contract, or in case of any arbitration, the English and Russian language versions of this Contract will be used to resolve such inconsistency or dispute and both texts shall be considered on an equal basis. In the case of any conflict between the English and Russian texts of this Contract in any court proceedings or in any arbitration under this Contract, the court or arbitration tribunal (as applicable) shall conform the two texts to the extent possible using general principles of fairness and making reference, where necessary, to generally accepted standards of the international uranium mining industry.

[NOTE: The prevailing language provision differs among the amendments to the Contract.]

28.2 The Parties agree that the English and Russian languages shall be used as languages of communication. After the Effective Date, technical documentation and information concerning Operations shall be compiled in Russian and English.

28.3 Unless stipulated otherwise, documents and information relating to administrative activities shall be compiled in the English and Russian languages. Tables and other reporting documents which are not included in the system of State reporting may be printed with captions in the English and Russian languages and they may be completed in the State, Russian and English languages.

28.4 Upon request of the Competent Authority any document related to this Contract shall be presented in the State language within a reasonable time period.

Article 29

ADDITIONAL PROVISIONS

29.1 Notices. All notices shall be made in writing in the Russian and English languages and both texts shall have equal legal force.

29.1.1 All notices shall be delivered by fax or international courier service to the addresses of the Parties specified in this Contract, or to another address specified in writing by the Parties. Any notice which is only delivered by mail shall not be deemed valid.

29.1.2 Any notice sent by fax is subject to confirmation by forwarding an original by international courier service within ten (10) days after transmission, otherwise such notice shall not be considered validly delivered in accordance with Article 29.1.1.

29.1.3 Notices shall be addressed to authorized representatives of the Parties.

29.1.4 Any notice delivered by courier shall be considered valid upon delivery. In the event of transmission by fax a notice is considered valid at the moment of transmission if the sender has received a precise and accurate transmission report subject to Article 29.1.2.

29.1.5 In the event of transmission, forwarding or delivery of a notice to a recipient on a non-working day in the recipient’s country, or after 17:00 on any working day, then such notice is considered delivered to a recipient at 9:00 a.m. on the next working day.

Competent Authority Address:	Subsoil User’s Address:
Ministry of Energy of the Republic of Kazakhstan 19 Kabanbai batyr Ave., Astana 010000, Republic of Kazakhstan Tel: +7 (7172) 97-68-01 Fax: +7 (7172) 97-69-71 Attention: Chairman of the Agency

Joint Venture Inkai Limited Liability Partnership

Floor 5, ESKO business center, 1G

Madeli kozha str., Shymkent 160021

Republic of Kazakhstan

Tel: +7 7252 997 182

Fax: +7 7252 997 183

Attention: General Director

With a copy to:	Cameco Corporation

2121 – 11th Street West

Saskatoon, Saskatchewan S7M 1J3

Canada

Tel: (1 306) 956-6285

Fax: (1 306) 956-6302

Attention: President

29.1.6 Either Party may change its address as set forth above by giving written notice to the other.

29.2 Entire Agreement. The rights and obligations of the Parties set forth herein shall be regulated solely by the provisions hereof, and shall not be amended, altered or otherwise modified, except by written mutual agreement of the Parties.

29.3 [REDACTED]

[NOTE: Section 29.3 redacted as it is no longer relevant.]

29.4 [REDACTED]

29.5 Constructive Approach. The Parties hereby base their relationship under this Contract on principles of goodwill and good faith and shall accordingly cooperate to achieve the mutual objectives hereof and to amicably resolve any misunderstandings or disputes that may arise. [REDACTED]

[NOTE: Provisions relating to additional rights of the Subsoil User have been redacted from Sections 29.4 and 29.5.]

29.6 Waiver of Immunity. The Government irrevocably waives any right of immunity it may have, whether as a sovereign or otherwise, from legal proceedings (including without limitation, service of process, jurisdiction, post-judgement attachment and execution on property) against it in connection with this Contract.

29.7 Cooperation. By its execution hereof, the Government shall use its best efforts to ensure that all State Organs and local Government issue and maintain in force in a timely manner all necessary permissions, approvals and other documents related to the realisation of this Contract.

29.8 Waiver of Rights. Non-fulfilment or delay by one of the Parties of any provision, of this Contract at any time shall not constitute a waiver of such provision. Each Party shall have a right to waive any of its rights hereunder on the condition that such waiver shall be in writing and signed by such Party and on the condition that such waiver complies with State law in effect at the time of such waiver. Such waiver may set forth conditions, limitations and terms governing such waiver.

29.9 Severability. In the event that any provision hereof shall in full or in part become invalid or inapplicable to a Party hereto, or be recognised as unenforceable by a court of competent jurisdiction, such invalidity, inapplicability or unenforceability shall not affect the remaining provisions hereof, which shall retain full legal force and validity.

29.10 Attachments. All attachments to this Contract shall be integral parts hereof. Should any differences arise between the provisions of any appendix, other than the Licenses, and this Contract, the provisions of this Contract shall prevail.

29.11 Counterparts. This Contract is executed in six (6) original counterparts, two in Russian, two in English and two in State languages.

29.12 This Contract acknowledged and agreed to by the partners of Joint Venture “Inkai”.

“Kazatomprom”	“Cameco”

Kazatomprom	Cameco Corporation

IN WITNESS WHEREOF, this Contract for the Extraction of Uranium at Block No. 1 and the Exploration and Extraction of Uranium at Block No. 2 and Block No. 3 of the Deposit between the State, as represented by the Agency of the Republic of Kazakhstan for Investment, and Joint Venture Inkai Limited Liability Partnership, has been duly executed by the Parties’ authorized representatives as of the date and year first above written in the City of Astana, Republic of Kazakhstan.

For and on behalf of:

AGENCY OF THE REPUBLIC OF KAZAKHSTAN

FOR INVESTMENT

Acting in its own name and as the Competent Authority on behalf of the Republic of Kazakhstan

Signed: “Mr. Dulat Kuanishev”
Mr. Dulat Kuanishev, Chairman

For and on behalf of:

JOINT VENTURE “INKAI” LIMITED LIABILITY PARTNERSHIP

Signed: “G. Catchpole”
G. Catchpole, General Director

[NOTE: The following appendices to this Contract have been redacted:

APPENDIX 1 – License Series AY 1370D (uranium) dated April 20, 1999 and the Attached Mining Concession

APPENDIX 2 – License Series AY 1371D (uranium) dated April 20, 1999 and the Attached Mining Concession

APPENDIX 3 – Copy of the Subsoil User’s Audited Financial Statements for the Year Ending December 31, 1999

APPENDIX 4 – Work Programs

APPENDIX 5 – Proof of Payment of the Signing Bonus

APPENDIX 6 – Copy of the Data Purchase Agreement of February 28, 1997

APPENDIX 7 – Minutes of the Meeting of the Deputy Prime Minister’s Office #17-11-11/И-823 dated November 11, 1999

APPENDIX 8 – Decision of the Government of the Republic of Kazakhstan on the [REDACTED] dated November 15, 1997

[NOTE: The subject of the decision has been redacted.]

APPENDIX 9 – Expert Opinion of the Committee of the Republic of Kazakhstan on State Reserves dated May 2, 2017

APPENDIX 10 – Mining Allotment at Blocks No. 1, 2 and 3 of the Inkai deposit, reg. No. 879-Д-TIIИ dated 26.07.2017]